Exhibit 99.2

Tianyin Pharmaceutical Inc.
Second Quarter Fiscal Year 2014 Financial Results Conference Call
February 14, 2014

Operator:                      Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Tianyin Pharmaceutical Co., Inc., Second Quarter of Fiscal Year 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session with instructions provided.

I will now turn the presentation over to James Tong, CFO of the Company.

Dr. Tong:                      Thank you, operator. Good morning, good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical (TPI), second quarter of fiscal year 2014 earnings conference call. I am James J. Tong, Chief Financial Officer and Chief Business and Development Officer of the Company. During this conference call, we will be reviewing the second quarter of fiscal 2014 financial highlights, followed by the question-and-answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to, such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this day and TPI is under no obligation to revise or update those forward-looking statements.

Second Quarter of Fiscal 2014 Ended December 31, 2013 Financial Highlights:

●	Revenue was $13.9 million versus $17.6 million in the second quarter FY 2013, a decrease of 21% year over year;
●	Gross profit was $6.2 million with gross margin at 45% versus gross profit of $6.8 million with gross margin at 39% in the second quarter FY 2013;
●	Operating income was $2.5 million, compared with $2.6 million in the second quarter FY 2013;
●	Net Income was $1.7 million compared with $1.8 million in the second quarter FY 2013;
●	Earnings per share of $0.06 per basic and diluted share, compared with $0.06 per basic and diluted share in the second quarter FY 2013; and
●	Cash and cash equivalents totaled $31.3 million on December 31, 2013;

Sales for the quarter ended December 31, 2013 was $13.9 million, a decrease of 21% versus $17.6 million for the quarter ended December 31, 2012. The sales decrease reflected the continuous pricing pressure and restrictive sales policies in generic products compared with the same period last year.

In the second quarter FY 2014, our top five core product sales were:

1.	Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $6.3 million
2.	Mycophenolate mofetil capsules (MM) for renal transplant: $2.1 million
3.	Azithromycin tablets (AZI) for infection: $0.6 million
4.	Qingre jiedu oral liquid (QR): $0.7 million
5.	Qianlie Shule capsules (QS) for prostate conditions: $0.5 million

These core products totaled $10.1 million in sales, representing 73% of our revenue in the second quarter of FY 2014. With the pricing restriction and sales decrease in generic segment, we observed concentration of sales in the core product segment. The inclusion of GMOL in a number of Provincial EDL (PEDL) lists, such as the provinces of Henan, Shandong, Sichuan and Guangdong, and the City of Chongqing, has supported a meaningful sales increase in fiscal year 2013 continuing in fiscal year 2014. Before further provincial EDL penetration by GMOL, we consider that the current level of GMOL sales stabilized. The contribution from our distribution business through TMT for the past six months ended December 31, 2013 amounted to $2.2 million at 12% gross margin.

Cost of Sales for the quarter ended December 31, 2013 was $7.7 million or 55% of sales, versus $10.8 million or 61% of sales for the quarter ended December 31, 2012. Gross Margin for the quarter ended December 31, 2013 was 45% versus 39% for the quarter ended December 31, 2012. The gross margin improvement was predominately the result of a greater mix of higher margin products being sold during the period.

Net Income was $1.7 million with a net margin of 12% for the quarter ended December 31, 2013, versus net income of $1.8 million with net margin of 10% for the quarter ended December 31, 2012. The improvement of net margin was predominately a result of improvements in our gross margins with reasonable sales and marketing expenditure.

Balance Sheet and Cash Flow

As of December 31, 2013, we had working capital totaling $40.4 million, including cash and cash equivalents of $31.3 million. Net cash provided by operating activities was $1.4 million for the six months ended December 31, 2013 versus net cash generated from operating activities as $ (0.7) million for the six months ended December 31, 2012. We had $(0.4) million and $(12.6) million cash used in investing activities for the six months ended December 31, 2013 and 2012, respectively. We expect further increase in the net cash used in investing activities in association with our QLF relocation project throughout the remainder of fiscal year 2014. Net cash provided by financing activities for the six months ended December 31, 2013, totaled $3.2 million as compared to net cash provided by financing activities for the same period of 2012 of $3.5 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014.

Business Development & Outlook

Research and Development (R&D)

The partnership-based R&D strategy supports TPI to commercialize, produce, and broaden our product pipeline and to market those products through our sales and marketing infrastructure. Currently, we have been monitoring the progress of several pipeline drugs with our partnership research institutes, of which we could be able to register intellectual property rights of these products upon milestone results.

R&D for additional indications of GMOL

Clinical application and information gathered from physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders and cerebral ischemic attack including strokes, off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Project (JCM)

TPI has completed the JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, JCM was approved for its GMP certification which is valid till December 31, 2015. Currently the monthly production capacity of JCM is 5 - 10 tons of Azithromycin macrolide API to mainly support the production of TPI’s own Azithromycin Tablets.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical (“Lianshui”) to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $1-2 million sales per quarter.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new GMP standards stipulated by the PRC government in early 2011, TPI initiated a process to optimize the manufacturing facilities and production lines of the Company in compliance with the new GMP standards. TPI received our current GMP certificate for both of our pre-extraction plant and formulate facilities on August 27, 2013 for the next three years until the end of 2015. In addition, under the guidance by provincial government, our facility is scheduled to be relocated to Qionglai County, south of Chengdu, which is designated for the pharmaceutical industry. The Qionglai facility (QLF) post-relocation is approximately 18 miles from the Company’s recently completed JCM facility. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at the current facilities. The re-location cost for Phase I (which includes relocation of both the formulation plant and pre-extraction plant) is estimated at $25 million, which, when completed, is expected to expand the current capacity by approximately 30%. If the Company decides to further expand the capacity, Phase II QLF, an additional $10 million may be invested to double the current capacity. Since the official start of the relocation project in February 2012, the construction of the QLF project has been progressing on schedule. The relocation of pre-extraction plant of Phase I has been initiated at the beginning of 2014 calendar year which will be immediately followed by the initiation of the relocation of formulation plant.

Fiscal 2014 Guidance

TPI continues to experience restrictive pricing pressures in the pharmaceutical market. The prevailing tightened pricing control of generic medicines in China from the government’s efforts to promote lower margined essential drugs (EDL) compressed our margins as well as our sale volumes of those generics. These factors, together with the negative market environment of Azithromycin API pricing led to intensified market and pricing competition combined with an excess of capacity that may last for the next few years.

We reiterate the revenue forecast to range from 0% to 5% year over year growth from fiscal year 2013, with about 10% net margin. The net income guidance excludes any non-cash expenses associated with stock or stock options compensation plans.

We believe the following factors will influence the future growth perspectives of TPI: Revenue growth of TPI’s core product portfolio led by flagship product GMOL; Gradual ramp up of JCM revenue in the fiscal year 2014; Stabilization of generic sales following the progressive pricing restrictions; Meaningful TMT distribution revenue contribution; and QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Operator:                      If any of the participants would like to ask a question, you may now press the star, followed by the one on your telephone, and if you wish to cancel the request, please press the star, followed by the two.  Your questions will be polled in the order they are received and there will be a short pause whilst the participants register for a question.

Thank you.  The first question comes from Charles.  Please go ahead.

Charles Ognar:           When do you anticipate foreign sales for JCM?

Dr. Tong:                      We have made an effort into the Southeast Asia market API because actually our GMP is recognized in these countries, such as Bangladesh and India. We have small sales, so we already have some of sales in the range of $100,000 to $200,000.  We expect that it will gradually grow.  Currently, the pricing is not as favorable for the Azithromycin API business, and the competition's fairly fierce, because you’re making pharmaceutical products, but you are also competing with high end chemicals product (that are not pharmaceutical grade). But we believe that the foreign sales are coming along and we already have made some of the foreign sales.  We hope that business can grow steadily this year.

Charles Ognar:           Would the proceeds of those sales stay outside China and be available for share buyback?

Dr. James Jiayuan Tong:  Currently, because the amount is small and we have signed up with a foreign trade credit company that could facilitate the export business, either in RMB, and yes, also could be in the US dollars which is the trading currency for with Southeast Asia. Therefore there are possibilities into RMB or US dollars.  So I wouldn't think that that will be a factor to buy back stocks, but, yes, it is definitely under our consideration. It is a possibility.

Charles Ognar:           Thank you.

Dr. James Jiayuan Tong:  Thanks.

Operator:                      Thank you.  The first question came from Charles Ognar from the company Ognar Trading.  If anybody else would like to ask a question, you may now press the star, followed by the one on your telephone, and if you wish to cancel the request, please press the star, followed by the two.

Thank you.  The next question comes from David Sheridan.  Please go ahead.

David Sheridan:           Hey, I'm just wondering whether you could give us some indication of the cost of transferring the pre-extraction plant to the Qionglai facility, which you anticipate, from your comments, taking place in the third quarter, or the first quarter of calendar year 2014, and whether that is likely to be the new and all the costs for that particular transfer are likely to be taken in the first quarter of 2014 calendar year?

Dr. James Jiayuan Tong:  Yes.  Thanks, David, for the question.  So, as we have mentioned previously in the first quarter earnings conference call, that we're expecting about $9 million to $10 million capital expenditure to wrap things up for the relocation.  At the moment, we have not paid that amount, because we have completed the construction for the pre-extraction plant, and a major portion of the formulation plant, as well, but then there was the Chinese New Year at the end of January  which is approximately two-week long holiday longer than Christmas and the New Year's combined, so it affects the overall process—and without final certification of the plant, we will not pay out the remaining balance, but we are expecting to pay out these amounts in the next two quarters.  So we're expecting that the pre-extraction will use about $3 million to $4 million and the rest of it will be formulation plant out of that $9 million to $10 million for the cost, and we expect that the impact would take effect in the third and fourth quarters, or  even for some part of the fiscal year 2015. We need to buy the equipment and then when the equipment has been installed and the wall [inaudible] will be closed.  So the construction cannot be completely finished until the installation process has been done.  So it is more complicated than building a residential home.  So we expect that there will be impact on the capital expenditure in the next two quarters.

David Sheridan:           Okay, thanks for that.  That’s what you sort of indicated previously.  And two other questions.  The API plant obviously is producing just for internal purposes and the TMT distribution had a relatively weak second quarter, having had a reasonable first quarter, and you've made the comment that you expect that the revenue level to be flat or plus 5% compared with the previously year or your full year ended June 2014.  Because, if you look at the first two quarters you'd have to expect that there'd be a very meaningful increase in the API sales, which at the moment are relatively small external sales, or the TMT distribution business to pick up meaningfully, but the latter is unlikely because there is no new external companies that you're working with, so that's an unlikely event.

So I don't understand how you can sort of make a 0 - 5% plus revenue improvement over the previous year when really you're dependent on those two situations improving, because you've already said that your major product GMOL is not likely to be increasing sales significantly in the second half of the fiscal year.  So I don't really understand how we have a flat plus 5% revenue possibility for 2014.  I understand that the profits can be sort of basically what you thought they could be for the year, but I don't understand the revenue line.  Maybe you could sort of shed some light on that.

Dr. James Jiayuan Tong:  Well, the Tianyin Medicine Trading has had a fairly weak quarter from the second quarter, but we expected that it will achieve about half from the last year.  So the last year was $16 million, this year currently TMT has over $2 million, but we believe that it's seasonal fluctuating, and then the enactment of the additional healthcare reform policies which really impacted some of the EDL. We believe that TMT could add a little bit more, but not too much to the top line.
And also you're right, for the JCM API we're not putting too much emphasis on JCMbut we do have the capacity, and the plant is up running, but if the price is not favorable to us, we prefer not to sell at a loss. When the prices recover, the sales are expected to grow.

David Sheridan:           Yes, sure.

Dr. James Jiayuan Tong:  Regarding the GMOL, at this point we see the other provinces are stabilized, but we believe that Guangdong Province could have certain growth.  But, again, we have to look at individual regions of Guangdong, because Guangdong Province is a huge province with a large pharmaceutical market.  So, we believe that there will be some growth to GMOL in this particular province and has not shown up on the performance.  So, that's how we're still estimating zero to 5%, but if these do not materialize, we will be adjusting our revenue forecast.

David Sheridan:           Right, okay.  Yes, I know that every quarter you get the same question from the Americans, so as they seem not wanting to ask the question, maybe they got sick and tired of asking you and you not really providing an answer, I'll ask the question.  Do you have any idea or does the management have any idea when you're likely to be able to reward shareholders for their patience with the quite significant amount of cash that you have, net cash of somewhere around $26 million, if I remember—where are we—net cash, you had $26.7 million at the end of December 2013.  Ten million dollars of that go obviously in cap ex, obviously, and in those two quarters that you potentially spend that cap ex you hopefully generate some cash of around $4 million, so let's say $6 million, so you're going to end up with net cash of over $20 million most likely at the end of June 2014, and I'm just wondering whether the Company, in its thinking, has actually managed to move forward at all with how it's going to potentially reward shareholders for their patience, either by dividends or via some form of stock buyback.

Now, obviously, you think that the stock is undervalued because you've bought some stock and so that would be an indication that management sort of feels maybe the shares are at the wrong level.  So I'm just wondering, has there been any further thinking within the team as to how shareholders could be potentially rewarded for waiting patiently for the Qionglai facility to be put up, and as a consequence of that, then, that the management, being more sort of aware of its capital expenditure needs, and once it's being put up well, of course, there'll be not that much more to spend, of course, other than Phase II.  But, on the other hand, and in addition to, you'd be also hoping from the government to receive something back for the fact that you've had to move your facility, which would add a little bit to cash as well, although I know that amount is unknown at this point.

So the question is basically, has the management moved any further forward in its thinking with respect to how it's going to reward shareholders once the facility has been moved, the pre-extraction, the formulation facilities have been moved to the Qionglai facility?

Dr. James Jiayuan Tong:  Yes, we have said before—we did have the question almost every quarter regarding this and I think that we have mentioned previously that we will be executing on the stock buyback after the relocation is completed, because, as we can see, that JCM construction took a lot longer, and then it does drain quite a bit the capital resources for the Company, so we want to make sure the relocation of the current plant, QLF, should be successfully completed before we do anything, because anything could happen, and if you look at last year, we had also GMP certification.  Even though these two plants are going to relocated, they need to be in operation until the new plant is up.  So, you are talking about four plants and consecutive a few months to get GMP certification.

David Sheridan:           Yes.

Dr. James Jiayuan Tong:  It is going to take a huge amount of effort, and so this is—you know, we'll definitely keep in mind about a stock buyback.  Then, the shareholder has been extremely patient, new and the other shareholder, larger and small, all very patient and supportive for the government—for the Company’s effort to operate a business.  Hopefully, that we could execute a plan as soon as possible, as the QLF is completed, and in the meanwhile, we have been buying back shares on the management side, so I think that you will see more activity, management buyback first before the Company started buying back shares.

David Sheridan:           So, does that timeline sort of indicate that it's more likely to be about the middle of the calendar year 2014, if some sort of decision is going to be made as to what the Company thinks it's going to be able to do with respect to either providing a dividend or buyback?

Dr. James Jiayuan Tong:  It is likely.  So I think that we will be—until the relocation is finished, and we expect it to be after June 2014, as what you were saying, and then I think maybe by September/October that we will be reaching a decision.  Is this good for you?

David Sheridan:           Yes, that's okay.  That's fine, thanks, yes.  Thank you.

Dr. James Jiayuan Tong:  Thanks, David.

Operator:                      Thank you.  This question came from David Sheridan from Worldover Capital.  The next question in line comes from Jon Greco from American Land Development.  Please go ahead.

Jon Greco:                    Good morning.

Dr. James Jiayuan Tong:  Good morning.

Jon Greco:                    Question, a follow-up question on the last gentleman—is there any idea how much the amount of the refund would be from the government on the relocation?

Dr. James Jiayuan Tong:  We have talked about this before.  We expect about a couple of million or a little bit more than that.  Because this year doing business with government and then under the government guidance to relocate, and even though the land use rights is still good for several decades, but the government will not give you the valuation of the residential land use rights.  As the industrial usage land use rights, it's usually a couple of million dollars or a little bit more than that.  So, yes.

Jon Greco:                    Is that going to come to you when you're completely done with all your relocation or per building or phase?

Dr. James Jiayuan Tong:  We have to completely move out with the relocation and deregister at Longquan County, which is the current facility, and then give up the land use rights.  We expect that there will be several meetings before final land use rights are transferred back to the government.

Jon Greco:                    When do you expect that registration will be and is that refund per building?

Dr. James Jiayuan Tong:  I wouldn't expect it earlier than June this year and it probably will be later, because if you look at pre-extraction plant, it's ahead of formulation plant.  Pre-extraction plant GMP will start in March, and GMP usually would take a month or two, and we will keep the old plant running to ensure a smooth transition.  So then you're projecting May and June for the pre-extraction plant to be completed and then you need to move out and be registered.  That's expected to take about 10 days.   So that will come to close to June.  Then, that's followed by formulation plant will be later than the pre-extraction plant and that also has to go through GMP, but it's going to be one certificate but two sites.  Two facilities in the one site are all going to be GMP certified and finally issue one combined GMP certificate.  That will take time as well.  So there will be two inspections and we expect a large GMP certification and then two plants, two facilities are moving.  So I wouldn't expect this is going to earlier than June or July.  But, yes, we will keep shareholders and you updated, of course.

Jon Greco:                    So is the worst-case scenario you're thinking July, maybe August for that refund?

Dr. James Jiayuan Tong:  It's actually the best scenario, because the government doesn't operate as a private business, I will check with the staff in the team  on this negotiation with the government on the pricing and the timing of relocation.  At the moment, I think is not going to be earlier than July.  I will have to update it with you later on.

Jon Greco:                    Then, as a worst-case scenario, sometimes this year, though.

Dr. James Jiayuan Tong:  Expectedly.

Jon Greco:                    All right.  Then, about the dollar amount, you're thinking approximately how much the refund would be, if you were to take just a guess at it, or try and take a guess.

Dr. James Jiayuan Tong:  I guess—I thought we already said that.  Do you mean the refund of the land use rights?

Jon Greco:                    Yes, the amount.

Dr. James Jiayuan Tong:  I said a couple of million dollars.

Jon Greco:                    All right, a couple of million.  And then have there been any discussions internally?  Last conference, you'd made the comment that due to the reform in the China and the competitive nature of the business, that there'd be some competitors falling out.  Is that correct?

Dr. James Jiayuan Tong:  Yes.

Jon Greco:                    Has the team had any internal discussions or external discussions about purchasing any of those companies that are your competitors?

Dr. James Jiayuan Tong:  Do you mean acquiring or buying their products?

Jon Greco:                    Yes, sir. Any acquisition?

Dr. James Jiayuan Tong:  If you look at China’s pharmaceutical industries, it's fairly different from the US.  You have in the US, smaller companies like us will be more innovative medicine, but if you look at China, there are companies very small, have a few products, but they're all making generic and they survived over the past 20 years, with this new GMP compliance, they're on their way out. If you just look at our generic segment, our generic segment is shrinking.  Just imagine if this generic segment is one company's business.  So, they're really dwindling down.  But it's not that attractive, because they're making duplicated products with certificates that are shared by hundreds of similar companies.  So we're not interested in these assets.

And then for capacity-wise, so we're not that interested in buying a plant because—and really that the certificates and the license in making that particular product attached to this plant, so that becomes difficult to find, because when you have a few products that enjoy good market penetration and good margin, the sellers are not unlikely to sell.  So we are on the constant lookout for these products to acquire, but at this moment, we will grow our business and probably just wait it out for the opportunity instead of actively looking for it.  Almost every quarter there are a few proposals for being acquired or forming a joint venture, but so far we have not come across with any assets  that're really attractive.

Jon Greco:                    Has there been any proposals or communications from the larger companies acquiring TPI?

Dr. James Jiayuan Tong:  Well, joint venture, but not acquisition.  Well, two years ago there was a proposal which we did not further pursue.

Jon Greco:                    Well very well, thank you.

Dr. James Jiayuan Tong:  Thanks for the question.

Operator:                      Thank you.  Also Charles Ognar has joined us again from Ognar Trading and is currently the last question in queue.   Please go ahead, sir.

Charles Ognar:           So Dr. Tong, could you just recap the previous questions.  If you go out September/October, or even farther, with all the relocation finished, with the refunds, what would the net cash position be?  Are you left with $20 million?

Dr. James Jiayuan Tong:  It is pretty close to our estimate, yes.

Charles Ognar:           So by the end of the fiscal year or thereabouts you've paid $10 million or more final payments, you've gotten a refund of $2 million, although when the relocation first started you were talking maybe more like $5 million, but, when all is said and done, you could have $20 million and then you can start thinking about other uses, and if it's not a merger/acquisition, then it might be buyback.

Dr. James Jiayuan Tong:  Yes, so previously, we said that, yes.  A year ago, we did talk about the industrial land use rights will be worth about $5 million, but if you look at China's real estate market, it's entangled with the land use rights, probably industrial side, probably commercial side and also residential side, because some of those land use rights can be combined, and there's a lot of regulatory initiatives from the central government after the administration reelection last year.  So we're not assessing the land use rights to be too optimistic and that's why we toned it down to be a couple of million dollars or more.

Charles Ognar:           Okay.  So that's not the essence of it.  The essence of it is relocated, up and certified, and you've basically got—a year from now or whatever into fiscal '15, you've got $20 million and you're looking for foreign sales.

Dr. James Jiayuan Tong:  Yes, yes, that is close to our estimate, as well.

Charles Ognar:           Okay, thank you.

Dr. James Jiayuan Tong:  Thanks, Charles.

Operator:                      Thank you.  There seems to be no further questions.  Please go ahead with any concluding remarks.

Dr. James Jiayuan Tong:  Thank you, Operator.  Thanks again for the shareholders and listeners to our second quarter of fiscal year 2014 earnings conference call.  I appreciate your support throughout the years and look forward to update our operating results and the other significant events with shareholders and interested investors in the future meeting attendance.  Thanks again and look forward to your communication and see you again in the third quarter's conference call.  Thanks.

Operator:                      Thank you.  Ladies and gentlemen, that does conclude the conference call for today.  Thank you for your participation and you may now disconnect.